15

               BAHRAIN AND SINGAPORE AGREEMENT


THIS AGREEMENT (hereinafter "Agreement") effective the 20th day of July 1995 is entered into by Interline Hydrocarbon Inc., a corporation of the State of Wyoming, having its principal place of business at 350 W. "A" Street, Suite 204, Casper, Wyoming, 82601 (hereinafter called "Interline") and Mr. Nandan Gadgil, Gadgil Western Group, and all corporations, subsidiaries, affiliates, partnerships, joint ventures, agents, principles, or other business entities or individuals related thereto, having its principal place of business at: P. O. Box 51331, Dubai, UAE, (hereinafter called Western).

WHEREAS:

     A. Western has been granted effective as of December 14, 1993 an exclusive sublicense by Interline Hydrocarbon Inc. under the Interline Process, Patents, Improvements and Technical Information to use, apply and practice the technology disclosed thereunder to produce, process, manufacture, use and sell Licensed Products (as defined in the Sublicense Agreement dated December 14, 1993 referred to above) for the Territory comprising India, Thailand, Vietnam, Malaysia, Saudi Arabia, UAE, Oman, Kuwait, Iran and Qatar only.

     B. Interline Resources Corporation, a Utah corporation of 160 West Canyon Crest Drive, Alpine, Utah 84004, has acquired all right, title and interest in and to the exclusive sublicense referred to in Recital A above together with all of the obligations and duties of Interline
Hydrocarbon Inc. under that Sublicense Agreement.

     C. Interline Resources Corporation, by an Assignment Agreement dated January 13, 1995 with Petroleum Systems Inc., a Utah corporation, acquired all right, title and interest in certain inventions and Patent Rights relating to the Interline Process, Patents, Improvements and Technical Information relating to the Licensed Products, the subject of the Sublicense referred to above, together with the exclusive right to grant licenses thereon subject to the exclusion of the practice of the Patent Rights as applied to hydrocarbon products (a) which are extracted from the sands or oil shales, (b) which are from crude oil from which wax is extracted as a primary marketable product, and (c) which are from soil or other similar media artificially contaminated with hydrocarbons, the subject matter so excluded forming the basis of an exclusive license between Interline Resources Corporation and Petroleum Systems Inc.



     D. By an assignment dated July 20, 1995, Interline Hydrocarbon Inc. acquired all rights and obligations under the Assignment Agreement dated January 13, 1995 between Petroleum Systems Inc. and Interline Resources Corporation including Inventions and Patent Rights defined therein and the exclusive rights and obligations under the Assignment Agreement dated January 13, 1995 between Petroleum Systems Inc. and Interline Resources Corporation including Inventions and Patent Rights defined therein and the exclusive right to grant licenses thereunder together with all rights and obligations under licenses previously granted by Interline Hydrocarbon Inc. and/or Interline Resources Corporation.

     E. Interline is now the beneficial owner of the Interline Process and certain Patents, Improvements and
Technical Information all pertaining to the treatment and processing of hydrocarbon based media, and has the sole right to license said Interline Process, Patents, Improvements and Technical Information subject to the exclusions set forth in Recital C above.

     F. Western wishes to acquire a further license under the Interline Process, Patents, Improvements and Technical
Information for the sole purpose of practicing the same in the production of Licensed Products in Singapore and Bahrain, ("the Licensed Territory") in accordance with the provisions herein set forth.

     G. Interline and Western believe that it may be to their mutual advantage that Interline further sub-licenses the Interline Process, Patent, Improvements and Technical
Information to parties other than Western in the Licensed
Territory.

     H. It is understood by the parties that Western intends to own, construct, and operate Interline Plants in the Licensed Territory and that as part of the consideration for entering into this transaction, that Interline shall have the right to participate in such endeavors with Western under the terms and conditions set forth herein.

     NOW THEREFORE, in consideration of the premises, including payment, deliveries, disclosures, and mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree with each other as follows:

                          Article 1
                         DEFINITIONS

     As used herein, the following terms shall have the meanings set forth below:
     1.00 "Interline Process" means the process, method and/or practice (including apparatus) originally invented by Craig R. Mellen, and further developed by Interline, whereby Hydrocarbon media is combined with a carrier (or carriers) and thereafter subjected to multiple processes by which the processed hydrocarbons are changed into a product having an economically enhanced value and includes those embodiments and descriptions found in U.S. Patent No. 5286380 and any and all divisions, or continuations thereof.

     1.01 "Patent or Patents" shall mean the following
Patent and Patent Application and all divisions, continuations, reissues, substitutes, equivalents and extensions thereof, as well as all related subject matter and improvements and modifications thereto, the basis for which is found in U.S. Patent No. 5286380 entitled
"Apparatus for Contaminated Oil Reclamation" and
International Patent Application #PCT/US95/01861 entitled
"Removal Of Contaminants From Oil."

     1.02 "Improvement" or "Improvements" means any improvement or invention created or acquired by Interline that Interline believes is an advantageous addition or change to the Licensed Technology.

     1.03 "Technical Information" means published and unpublished research and development information, unpatented inventions, apparatus, knowledge, techniques and know-how of every kind of character, trade secrets and technical data in the possession of Interline at the effective date of this Agreement which are needed to fully exploit the Licensed Technology and all subsequent derivative Technical Information developed or acquired by Interline which is based upon said Technical Information including any expansion, enhancement revision, modification or any other form of development in which said technical information is recast, improved or adapted.

     1.04  "IP-FP Vessel" means the Interline Process First
Phase Vessel. An IP-FP Vessel may be one or more of a unique proprietary constructed processing vessel wherein hydrocarbon media is first introduced and combined with a carrier and processed utilizing that art and practice embodied and encompassed by the Licensed Technology.

     1.05 "First Phase Process Equipment" means equipment necessary to practice the Interline Process including IP-FP
Vessels, oil/propane separator equipment, propane recovery equipment, residuum/water separator equipment and asphalt blending vessels, together with the associated pumps, piping, and control instrumentation including the PLC and electrical systems.

     1.06 "Interline Plant" means any mechanical processing facility which uses First Phase Processing Equipment and the Licensed Technology.

     1.07 "Finished Products" means hydrocarbon laden media products processed with First Phase Process Equipment or apparatus of the Interline Plant. Finished Products include, but are not necessarily limited to First Phase Material, Diesel, Fuel Oil (and other low grade fuels), Gasoline, Base Oil and Residuum.

     1.08   Reserved.

         1.09 "Licensed Territory" means the following countries: Singapore and Bahrain only.

     1.10 "Effective date hereof" means the date of final execution of this Agreement.

     1.11  "Licensed Technology" means the Patents,
Improvements, Know How and Technical Information all pertaining to the treatment and processing of certain hydrocarbon based media.


                          Article 2
             DISCLOSURE OF TECHNICAL INFORMATION

     2.00 Furnishing the Technical Information. As soon as is practicable after the effective date hereof, Interline shall furnish to Western all information necessary to enable Western to practice the Licensed Technology in the production of Finished Products. The form and type of information furnished shall be at the discretion of Interline and may include engineering information, technical data, assembly drawings, detailed drawings, prints, specifications, equipment, parts, tanks, vessels and components, comprising integral parts of the Licensed Technology. Interline shall only be obligated to furnish such information and Technical Information necessary for Western to produce Finished Products and shall not be required to furnish any such information, data and Technical Information which is, in the opinion of Interline, not necessary for the manufacture and production of Finished Products.

     2.01  Reserved

     2.02  Visits to Interline.    Within one (1) year from
the effective date hereof, Western shall be entitled to send, at its own expense, its technicians and executives to visit plants and laboratories to be designated by Interline, for the purpose of familiarizing such technicians and executives with the application of the Licensed Technology for the manufacture and production of the Finished Products. Such visits shall be made at mutually convenient times and during normal business hours.

     2.03 Technical Assistance During Start-up. At the request of Western, Interline will provide at its convenience and for a time period determined by Interline, a qualified person and persons to assist Western at the time Western begins the use of the Interline Process - it being understood that neither by furnishing services of such technical personnel nor otherwise, will Interline assume any responsibility for adapting or assisting in the adaptation of Western's plants or equipment for use of the Interline Process, or assume any responsibility whatever in connection with such use.

     Western will pay Interline's expenses incurred in connection with furnishing the services of such technical personnel including, without limitation, salary, traveling and living expenses, and part of the departmental overhead and general administrative expenses of his employer to the extent reasonably allocable to the person under standard accounting practices.

     2.04  Additional Technical Assistance and Visits to
Interline. At the consent of Interline, from time to time during the term of this Agreement, Western may send, at its own expense, technicians and/or executives to visit plants and laboratories to be designated by Interline, in which application of the Licensed Technology is in use.

     2.05 Visits to Western. From time to time during the term of this Agreement, representatives or other designees of Interline may, at Interline's expense, be sent to inspect plants or laboratories in which application of the Licensed Technology is in use or under study by Western. On the occasion of such visits, or upon the written request of Interline, Western shall be obligated to disclose and report full information, including product samples, with respect to all adaptations and improvements of the Licensed Technology which Western has made, practiced, attempted, experimented with, or otherwise has become aware of.

     2.06 Design and Engineering of the First Phase Process Equipment and other Engineering Services. Practice of the Interline Process to produce Finished Products requires the use and operation of First Phase Process Equipment. For each Interline Plant constructed by Western under this Agreement, Interline shall have the sole right to design, engineer and specify the First Phase Process Equipment to be utilized in said Interline Plant. Accordingly, when Western determines to construct an Interline Plant, it shall so notify Interline of the desired processing capacity, and Interline shall proceed to design, engineer and specify the First Phase Process Equipment necessary to meet said capacity. Upon delivery to Western of said design and engineering specifications, Western shall pay Interline an amount equal to the greater of Fifty Thousand Dollars ($50,000.00) or ten percent (10%) of the total installed cost of the First Phase Process Equipment. In the event Western desires Interline to perform other special engineering, design or other similar services, such special services being beyond the scope of Interline's obligation under this Agreement, and it is convenient for Interline to perform such services for Western, Interline and Western will mutually determine the compensation to be paid Interline for the services requested.

     2.07  Confidential Basis.      Western agrees that the
Licensed Technology, and all Improvements and Technical Information, whether written or oral, furnished or otherwise known to Western shall be treated as confidential by Western and Western shall take the necessary precautions to assure that the Licensed Technology is not in any way disclosed to any third party or parties during or after the term of this Agreement. Western further agrees that it will not use the Licensed Technology after termination of this Agreement.

     2.08 Disclosure to Related Persons. The provisions of Paragraph 2.07 shall not forbid disclosure of the Licensed Technology by Western to its subsidiaries where necessary for the use of the Licensed Technology to produce Finished Products and with notice to Interline. In the event of such disclosures, however, the receiving party shall be required to agree to the same conditions of confidentiality as are set forth in this paragraph and in paragraph 2.07 above, and said disclosures shall not be made until Interline has received from Western a writing evidencing the same.

     2.09 Disclaimer of Liability. Interline shall use its best efforts to verify the completeness and accuracy of the Technical Information furnished by it hereunder, however, Interline shall not be liable for any damages arising out of use of such Technical Information.


                          Article 3
                     RIGHTS AND LICENSES

     3.00 Grant. In consideration of the payments made hereunder subject to the provisions set forth in Articles 4 and 6 hereof and the reservations, limitations and other requirements set forth herein, Western is hereby granted, for the duration of this Agreement, an exclusive license under the Interline Process, Patents, Improvements and
Technical Information to use, apply and practice the technology disclosed thereunder to produce, process, manufacture, use and the sale of Finished Products only in the Territory.

Notwithstanding anything else contained in this Agreement to the contrary, the rights and title granted hereunder shall not be effective until and unless the payment required in
Article 6.00 of this Agreement has been paid in full.

     3.01 Absence of Implicit Licenses. Except as expressly granted to Western herein, no license is given hereunder and no act or acts of manufacture, use, sale, import, export, or otherwise shall be constructed as conveying any license to Western or to any third party, expressly or by implication, estoppel or otherwise.

     3.02 Warranty, Indemnity. Interline, which has the sole right to design, engineer, and specify the Licensed
Technology to be utilized in the Interline Plant, shall warrant validity and specifications of the design and Engineering and other Engineering Information supplied to Western. Interline assumes no liability to Western or to third parties with respect to (a) the performance characteristics of any hydrocarbon material processed, produced, manufactured or sold by Western under this Agreement; (b) the production, use or sale of any apparatus or Finished Product, or the practice of the Licensed
Technology; (c) any advertising to other promotional activities with respect to any of the foregoing. Western hereby indemnifies and holds harmless Interline against all losses, damages and expenses, including reasonable attorney's fees, incurred as a result of or related to claims of third person's involving the processing, manufacture, use or sale of the Finished Products or use of the Licensed Technology.

     The only Warranty shall be deemed to be a representation of the validity of the design/engineering of the Licensed Technology.

     3.03 No Contest Clause. Western agrees not to contest, nor to aid others in contesting, directly or indirectly during the life of the Agreement or any extension thereof, the validity of or title to the Licensed Technology under which License rights are granted to Western hereunder.

     3.04 Government Consent, Registration, Regulatory Approval. It is understood that practice of the Licensed Technology and/or this Agreement may be subject to various governmental regulations, government consents and/or registrations in the Licensed Territory. Western will secure all such necessary approvals and consents of any such governments, agencies and boards in the Licensed Territory. Interline shall cooperate to the extent which may be reasonably required in connection therewith, however, Interline shall have no affirmative obligation to prosecute any such applications, approvals or registrations on behalf of Western, the same being at the sole undertaking and expense of Western.

     3.05  Applications.   Interline will, at its sole
discretion file, prosecute and maintain Patents and patent applications relating to the Licensed Technology.


                          Article 4
                        SUBLICENSING

     4.00 The license granted Western hereby, is exclusive as to Western in the Licensed Territory except as is specifically provided for in this Article 4 and Article 7. Because the parties acknowledge that it may be to their mutual advantage to further sublicense the Interline Process, Patents and Technical Information to parties other than Western in the Licensed Territory, this Article 4, make provision therefore.

     4.01 Either party may propose to the other that a sublicense under the license created hereby be granted to a third party. If Western consents to so sublicense, then Western shall seek to negotiate and get such terms, covenants and conditions as they deem proper, it being understood and agreed, however, that in all cases, said terms, covenants and conditions shall include provision for Interline to solely receive those running royalties set forth in Paragraph 6.01 hereof. All monies, proceeds, benefits and considerations received as a result of granting a sub-license pursuant to Article 4, shall after deducting all costs and expenses actually incurred in connection with obtaining such sub-license, be divided equally between Interline and Western.

     4.02 Interline shall be obligated to consent to any sublicense of the Interline Process, Patents and Technical
Information proposed by Western to a party other than Western in the Licensed Territory, which would result in Interline receiving not less than those royalties set forth in Article 5 and not otherwise conflict with terms and conditions of this Agreement.


                          Article 5
                          RESERVED


     5.00  Reserved.


     5.01  Reserved.


                          Article 6
            LICENSE FEES, ROYALTY and MEASUREMENT

     6.00 As compensation for the rights granted hereunder, Western will pay to Interline the sum of one million US Dollars ($1,000,000) payable in cash on execution of this Agreement. This payment will not be paid later than August 31, 1995. The parties agree that no rights shall be granted under this Agreement until this payment is made in full.

     6.01 Running Royalty. For all Finished Products produced, Western shall pay to Interline a royalty of two cents (2 c) per gallon. On quantities of base oil stock sold by Western produced under the Interline Process, Patents, Improvements and Technical Information, Western shall pay to Interline an additional royalty of five cents
(5c) per gallon making a total of seven cents (7c) per gallon on base oil. These royalty amounts shall be paid to Interline on every gallon of Licensed Product produced regardless of whether the Licensed Product is produced by a sublicense under this Agreement.

     6.02 Royalty Adjustment. On January 1, 1999, the parties shall re- determine the royalty amounts set forth above. The purpose of redetermining the royalty amounts are for the sole benefit of Interline. Accordingly, effective January 1, 1999, royalties shall be increased by that percentage increase in the OPEC posted price of crude from the date of execution of this agreement, to December 31, 1998. Said increased royalty amounts shall be in effect during the succeeding calendar year (1999). Thereafter, on each succeeding calendar year during the term of this agreement, a similar price redetermination shall be made and shall be applicable during the succeeding year. In no event, however, shall the redetermination result in Interline receiving less than the royalties set forth in
6.01 above.

     6.03  Reserved.

     6.04 Measurement. The amount of the Finished Product produced upon which the running royalty set forth above shall be due and payable to Interline, shall be measured by a liquid flow meter of a make and kind agreeable to the parties, and shall be installed as an integral component of the First Phase Process Equipment (herein "Royalty Meter"). The Royalty Meter shall be electronically linked to a Programmable Logic Controller and computer ("PLC"). All volumes of such Finished Product shall be computed to a standard U.S. gallon. The Royalty Meter shall be open to inspection by Interline at all times. The Royalty Meter shall be tested and calibrated at Western's expenses by a third party agreeable to Interline, for accuracy of measurement quarterly or as often as Interline deems advisable. In case any question arises as to the accuracy of the Royalty Meter measurement, said meter shall be tested upon the demand of either party and, if any error is found, the meter shall be corrected. A volume measurement within two percent (2%) of correct shall be considered correct as to Finished Product produced prior to the test. The volume of Finished Product produced for any period of inoperation or inaccurate measurement in excess of two percent (2%) shall be determined using the following:

     (a) By correcting the error, if the percentage of error is ascertainable by calibration, test or mathematical calculation.

     (b) By using the registration of any check measuring equipment, if installed and accurately registering.

     (c) By estimating the quantity processed by comparison to volumes processed during preceding periods under similar conditions when the measuring equipment was registering accurately.

     (d) By reviewing any inventory volumes, sales slips, weight tickets, tank gauge measurements or other records kept by Western in the normal course of its business, which can be used reliable to determine production.

     (e) If none of the above methods are feasible, the volumes shall be determined by use of some other method acceptable in the industry for determining such volume.


                          Article 7
               INTERLINE PARTICIPATION RIGHTS

     7.00 Option to Participate. As set forth in the recitals of this Agreement, Western intends to own and operate an Interline Plant in the Licensed territory. As part of the consideration for entering into this Agreement, Interline desires and Western does hereby agree to and grant Interline, the unrestricted right and option to participate and own up to 50% of all rights, title and interests which may be owned and purchased by Western as a result of, or arising out of the rights granted Western by this Agreement. Said rights to participate shall be at the same cost basis and terms by which Western obtains its interest.

     7.01 Notice of Proposed Project. Upon Western's determination to construct an Interline Plant, or otherwise engage in a business opportunity to which Interline's option to participate arises (hereinafter a "Proposed Project"), Western shall give Interline written notice of the proposed project. The proposed project notice, shall set forth the nature of the proposed project in a manner and detail sufficient for Interline to perform its own due diligent evaluation in determining whether or not to elect its option to participate.

     Western acknowledges that Bahrain and Singapore are at great distances from Interline and has customs, laws and languages which are foreign to and unknown by Interline.
Accordingly, in an effort to help Interline in its consideration of participating in a proposed project, Western agrees to help, aid, advise, consult suggest, disclose and counsel with Interline on the merits and advisability of electing to participate in the project with the highest degree of dignity and openness.

     7.02 Manner of Exercising Option to Participate. Within a reasonable length of time after being fully advised concerning the nature and details of a proposed project, said period not being more than sixty (60) days from receipt of the Notice of Proposed Project, Interline shall give Western written notice electing to participate, or electing not to participate. In the event Interline elects not to participate, Western shall have the right to proceed with the project without Interline's participation, as long as said project is accomplished on the terms and conditions specified and disclosed in the Notice of Proposed Project. In the event Western proceeds to complete or completes the project on terms different that those set forth in the Notice of Proposed Project, then Interline's notice of election not to participate, shall be treated as null and void, and Western shall notify Interline by a notice setting forth the changed circumstances and Interline shall have the right to reconsider its participation as if it were an initial Notice of Proposed Project.

     7.03 Acts of the Parties Upon Election to Participate. Upon the election of Interline to participate in a proposed project, the parties agree to contractually and legally associate themselves in a form, or entity mutually agreeable to them to accomplish the Proposed Project. Said association may include the formation of a corporation, partnership, joint venture, limited liability corporation, trust, holding company, operating agreement, lease or other legal association. Hereinafter said to be formed association shall be referred to as a "Joint Venture", however, use of said term shall not operate to limit or define the type of entity the parties may mutually agree to.

     Both parties acknowledge that it would be extremely difficult and speculative to attempt to set forth in this Agreement, all of the terms and conditions that may be included in the formation of the joint venture and therefore such terms and conditions of Joint Venture agreements shall be discussed and accepted by both the parties on a case-to-case basis.


                          Article 8
                   EXCHANGE OF INFORMATION

     8.01 Exchange of Information. During the term of this Agreement, Interline and Western will exchange information which is calculated to increase the usefulness of the Licensed Technology to the end that they may each have the benefit of the knowledge and experience of the other.

     8.02 Improvements. In the event that any improvement patent is obtained on the patent herein mentioned, or any application be made for such improvement patent or any invention is made by the patent owner or assignee, affecting such patent and Interline has the right to use said Patent, Western shall have the right to use such improvement or invention in as far as they relate to the rights granted Western hereunder to utilize the Licensed Technology. Further, in the event that Western shall have issued to it any patent for an improvement on the processes or devices covered by the patent herein mentioned or shall make application for any such patent, or shall make any invention affecting such device during the continuance of this agreement, such improvement patents, patent applications and inventions shall become the property of Interline and Western shall execute and deliver to Interline upon written demand any assignment or other instrument necessary to properly transfer to Interline such patent, patent application or invention, but Western shall have the same right to use such improvement or invention, whether application for a patent has been made or not, as though the same were herein specifically covered by this agreement and under the same terms, covenants and conditions.

     8.03 Grant of License to Interline. In addition to the rights of assignment granted in Paragraph 7.02, Western hereby grants to Interline and its subsidiaries a world-wide, royalty-free, irrevocable, permanent, exclusive license to make, use and sell products and improvements thereon under any invention which is conceived or patented by Western during the life of this Agreement and which relates directly or indirectly to the Licensed Technology.
It is agreed, however, that such license to Interline shall not include any rights to practice the Licensed Technology or to sell Finished Products in the Licensed Territory.

     8.04 Additional Products. It is acknowledged by Western that this Agreement shall apply only to the production of Finished Products as defined herein. It is understood, however, that additional processes, products and apparatus may have been developed, or may be developed and will be developed by Interline which arise out of the Licensed Technology. In the event Interline elects to offer additional processes, technology and/or apparatus for the manufacture of products other than those Finished Products herein, Interline and Western will mutually determine the compensation to be paid to Interline for granting Western the rights to manufacture, process, use and sell such additional Finished Products.


                          Article 9
               STATEMENTS, PAYMENT AND RECORDS

     9.00 Monthly Statements. On the first day of the next succeeding production month, the PLC shall generate a report setting forth the number of gallons processed by the First
Phase Process Equipment each day during the previous production month.

     9.01 Payment. On or before the fifteenth (15th) day following the end of each quarter Western shall render to Interline a Royalty Settlement Statement showing the total daily gallons processed the previous quarter by the First Phase Process Equipment and the total amount due to Interline. Payment in U.S. dollars shall be made at the time of furnishing said Royalty Settlement Statement. In the event Western fails to make payment of the royalties within 90 days after they become due and payable, in addition to any other remedies provided herein, Interline shall have the unencumbered and unrestrained right to offer, negotiate and enter into non-exclusive sub license agreements with parties other than Western in the Licensed Territory without having to proceed under Article 4 hereof, and Western shall have no right or claim to any of the proceeds, consideration, benefits, rights or income Interline may receive therefrom.

     9.02 Interest. Western shall pay interest to Interline upon any and all amounts overdue and payable hereunder at the prime rate on the U.S. dollar as quoted in the Wall Street Journal and adjusted quarterly.

     9.03 Records. Western shall keep true and accurate records, files and books of accounts containing all the data reasonably required for the full computation and verification of the amounts to be paid hereunder, the information to be given in the statements provided for herein, and any other normal and reasonable records necessary to verify and substantiate performance of Western's obligations hereunder. Interline, or its designated representative, shall have access to the books and records of Western during normal business hours for the purpose of determining or confirming all billings and payments made hereunder. Western shall retain all such records, files and books of accounts for a period of at least five years after its preparation or such other period as required under law.


                         Article 10
                         TERMINATION

     10.00 Default. If either party shall at any time be in default in fulfilling any of its obligations hereunder, and such default shall not be cured within sixty (60) days after written notice from the other party specifying the nature of the default, the other party shall thereafter have the right to terminate this Agreement by giving written notice of termination to the defaulting party, and upon the giving of such notice of termination this agreement shall terminate forthwith.

     10.01  Insolvency, Bankruptcy.     If Western becomes
insolvent, makes any assignment of its assets of business for the benefit of creditors, or if a trustee or receiver is appointed to administer or conduct its business or affairs or if its adjusted in any legal proceeding to be either a voluntary or involuntary bankrupt, then all the rights granted herein shall forthwith cease and terminate without prior notice or legal action against Interline.

     10.02 Impairment by Government Regulation. In the event that the government of any of the countries of the Licensed Territory, or any agency, subdivision thereof, adopts or interprets any measure, regulation or law, which although not directly in conflict with the terms of this Agreement may, nevertheless, in either party's opinion have the effect of impairing the object of this Agreement, or otherwise directly impairs the object of this Agreement, either party may propose negotiations for an appropriate modification of the Agreement. If the agreement or modification is not reached within ninety (90) day following the receipt of such a proposal, the other party may, upon giving thirty (30) days written notice of termination to the other party, terminate this Agreement as to a date to be specified in such notice.

     10.03 Termination Upon Expiration. This Agreement shall terminate upon the expiration of the last to expire of the Patents, Improvements, or Technical Information or upon the abandonment of the last to be abandoned of any Patent application, whichever is later, unless the Agreement is sooner terminated.

     10.04  Western Termination.  Western may terminate this
Agreement at any time upon sixty (60) days written notice in advance to Interline.

     10.05  Antishelving.   If Western discontinues its
processing of Finished Product without intent to resume, it shall so notify Interline within one month of such discontinuance, whereupon Interline shall have the right to terminate this Agreement upon one month's written notice.
If Western discontinues production of Finished Product for a period of one year, Interline shall have the right to terminate this Agreement upon one month's written notice unless Western can show that in good faith it intends and is actually working to resume processing, and has reasonable basis to justify its delay. In such case, Western shall advise Interline in writing, before the end of such one year period, of the circumstances involved and Western shall thereupon have up to an additional year to resume processing.

     10.06  Effect of Termination.  Notwithstanding
termination of this contract:

     (a) Except for a default by Interline, Western shall be obligated to cease and desist all practice of the Licensed Technology.

     (b) Western shall not be relieved of its obligation to pay royalties to Interline with respect to Finished Product processed prior to the effective date of termination.

     (c) No circumstance, act, operation, or event, however described or designated shall result in Western continuing, or the right to continue processing under the Licensed Technology without the payment of these running royalties set forth in Article 6 thereof.

     (d) Western shall not be relieved from its obligation under Paragraphs 2.07 and 2.08.

     10.07 Return of Technical Information. Except upon default by Interline, in the event of termination of this Agreement, Western shall return to all written Technical
Information furnished to Western hereunder, including any copies of such technical information as may have been made by or for Western.

                         Article 11
                        MISCELLANEOUS

     11.00 Force Majeure. In the event that further lawful performance of this Agreement or any part thereof by either party shall be rendered impossible by or as a consequence of any law, order, or act of any government or political subdivisions thereof having jurisdiction over such party or its affiliates (except as to government approvals which Western was obligated to obtain) of by acts of public enemies, war, strikes, or other labor disturbances, fires, floods, acts of God or any causes of like or different kind beyond the control of the parties, the parties hereto shall be excused from any failure to perform any obligation hereunder to the extent such failure is attributable to such cases; provided, however, that in any such case such failure to perform may nevertheless give rise to a right of termination as provided in Article 7. The affected party shall use all possible diligence to remove the force majeure as quickly as possible.

     11.01 Litigation. If either party discovers infringements of the Patents and/or Improvements in the Licensed Territory, it shall communicate the details to the other party. Interline thereupon shall have the right, but not the obligation, to take whatever action it deems necessary, including the filing of lawsuits, to protect the rights of the parties to this Agreement and to terminate such infringement. Western shall cooperate with Interline if Interline takes any such action, but all expenses of Interline shall be borne by Interline. If Interline recovers any damages or compensation for any action it takes hereunder, Interline shall retain 100% of such damages. If Interline does not wish to take any action hereunder, Western shall also have the right, but not the obligation, to take any such action, in which case Interline shall cooperate with Western, but all of Western expenses shall be borne by Western. Western shall receive 90% of any damages or compensation it recovers for any such infringement and shall pay 10% of such damages or compensation to Interline, after deducting its costs, including attorney fees. Neither party may settle with an infringer without the prior approval of the other party, if such settlement would affect the rights of the other party under the Licensed Technology.

     11.02 Assignment, Transfers, Encumbrances. Any party hereto may sell, transfer, assign, mortgage or grant security interest in all or any part of its rights, interests, benefits, or opportunities created or arising out of this Agreement. However, such sale, transfer, assignment , mortgage or grant of security interest shall be made subject to this Agreement, with specific reference to this Agreement made in any such writing and the purchaser, transferee, assignee, purchaser of foreclosure or mortgage, or holder of the security interest shall assume all the obligations of this Agreement and shall be responsible for, be obligated to, and bear as a party hereunder, with the same effect as though originally named as one of the parties hereto. The other party shall not be bound by transfer of any such interest until it receives true copies of all applicable transfer documents.

     11.03 Severability. The parties agree that if any part, term, or provision of this Agreement shall be found illegal or in conflict with any valid controlling law, the validity of the remaining provisions shall not be affected thereby. In the event the legality of any provision of this Agreement is brought into question because of a decision by a court of competent jurisdiction, Interline, by written notice to Western, may revise the provision in question or may delete it entirely so as to comply with the decision of said court.

     11.04 Waiver, Alteration. The waiver of a breach hereunder may be effected only by a writing signed by the waiving party and shall not constitute a waiver of any other breach. A provision of this Agreement may be altered only by a writing signed by both parties.

     11.05 Negotiation. If at any time during the term of this Agreement, after termination hereof, any dispute, difference or question arises between the parties respecting the terms of this Agreement, or the transactions contemplated hereby, the parties agree that they shall negotiate in good faith to attempt to resolve such disputes, differences or questions prior to commencing arbitration.

     11.06 Arbitration, Applicable Law. All disputes arising in connection with this Agreement (except at Interline's option disputes relating to the obligation of Western to render the statements and make payments provided for herein) shall be settled by arbitration in accordance with the Commercial Arbitration Rule on the American Arbitration Association. Arbitration shall be held at London, United Kingdom, unless the arbitrator or a majority of the arbitrators decide that it shall be held at some other place. Judgment upon the award rendered may be lodged in any court having jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

     11.07 Attorney's Fees. In any arbitration action, or action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such action, as determined by an arbitration or by a Court in a final judgment or decree, shall pay the successful party's costs, expenses and reasonable attorney's fees incurred therein by such party (including without limitation such costs, expenses and fees on any such appeal), and if such party shall recover judgment in any such action or proceeding such costs, expenses and attorney's fees shall be included as part of such judgment.

     11.08 Entire Agreement. This Agreement contains the entire understanding of the parties hereto pertaining to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto and cannot be modified, changed or discharged, except by writing, duly executed by the parties hereto with the same formality as this Agreement.

     11.09  Captions, Recitals.  The captions in this
Agreement are for convenience only and shall not define or limit any provision hereof. The introductory paragraphs (or recitals) to the Agreement also form a part of this Agreement and are incorporated herein this reference.

     11.10 Construction and Interpretation. This Agreement is written in the English language and shall be constructed and interpreted in accordance with such language, regardless of any translations that may be required to be executed.
All references to weight, measurements, volumes, capacity and amounts, shall be definitions applied pursuant to the laws of the United States of America.

     11.11 Notice. Any notice required to be given under this Agreement shall be given in writing and shall be deemed sufficiently served if sent by airmail, delivered by courier service or by telecopier, fax, telex or other similar means of communication and confirmed the following day by airmail, addressed to the parties concerned as follows:
Interline:     Interline Hydrocarbon Inc.
          Attn: Michael R. Williams
          350 W. "A" Street, Suite 204
          Casper, Wyoming 82601

Western:  Gadgil Western Group
          Attn: Nandan Gadgil
          P. O. Box 51331
          Dubai, UAE

     11.12  Non-Frustration, Other Instruments, Further
Assurances.
Neither party to this Agreement shall commit any act or take any action which frustrates or hampers the rights of the other party under this Agreement. Each party shall act in good faith and engage in fair dealing when taking any action under or related to this Agreement. Both parties agree to execute any other documents, agreements, instruments, or writings as may be reasonably required in connection with the performance of this Agreement and the realization of the benefits hereof.

     11.13 No Brokers. The parties represent and agree that no commission, brokers fees, finder's fee or similar fees or expenses will accrue or be paid by their party with respect to this transaction, or any transaction in the future unless agreed to by the parties in writing.

     IN WITNESS HEREOF the parties have caused this Agreement to be executed by their duly authorized officers, effective on the date first set forth herein.

INTERLINE HYDROCARBON INC.



___________________
Michael R. Williams
Chairman



GADGIL WESTERN GROUP



___________________
Nandan Gadgil
Chairman